Via Facsimile and U.S. Mail
Mail Stop 6010


June 28, 2005


Mr. Keith E. Palmer
Executive Vice President,
Chief Financial Officer and Treasurer
American Bio Medica Corporation
122 Smith Road
Kinderhook, NY 12106

Re:	American Bio Medica Corporation
	Form 10-KSB for the Fiscal Year Ended December 31, 2004
	Filed March 31, 2005
	File No. 000-28666

Dear Mr. Palmer:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

								Sincerely,



      Kevin Woody
								Branch Chief